  Exhibit 99.1

Trading Under the Symbol: ISDR

Transcript of
Widepoint Corp
Third Quarter 2019 Earnings Call
November 14, 2019

Participants
Jin Kang - President & Chief Executive Officer
Jason Holloway - Chief Sales & Marketing Officer
Ian Sparling - President & Chief Executive Officer of Soft-ex Communications & WidePoint Interim Chief Financial Officer

Analysts
Mike Crawford - B. Riley
Barry Sine - Spartan Capital
Sam Donaldson - Private Investor

Presentation

Operator
Good afternoon. Welcome to WidePoint's Third Quarter 2019 Earnings Conference Call. My name is Christie and I will be your operator for today's call. Joining us for today's presentation is WidePoint's President and CEO, Jin Kang; Chief Sales and Marketing Officer, Jason Holloway; and President and CEO of Soft-ex Communications and WidePoint Interim CFO, Ian Sparling.

Following their remarks we will open up the call for questions from WidePoint's publishing analysts and major institutional investors. If your questions are not taken today and you would like additional information, please contact WidePoint's Investor Relations team at wyy@gatewayir.com.

Before we begin the call, I would like to provide WidePoint's Safe Harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and the future performance of WidePoint Corporation that involves risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the company's Form 10-K filed with the Securities and Exchange Commission.

Finally, I would like to remind everyone that this call will be made available for replay via a link in the Investor Relations section of the company's website at www.widepoint.com.

Now, I would like to turn the call over to WidePoint's President and CEO, Mr. Jin Kang. Sir, please proceed.

Jin Kang - President & Chief Executive Officer
Thank you, operator, and good afternoon to everyone. Thank you for joining us today to review our financial results for the third quarter of 2019. In the third quarter, we continued to build upon the momentum generated by our financial and operational success in the first half of the year.

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Trading Under the Symbol: ISDR	Transcript: Widepoint Corp Third Quarter 2019 Earnings Call November 14, 2019

From a financial perspective, the quarter was highlighted by a 39% increase in revenues to $29.6 million and a 69% improvement in adjusted EBITDA to $949,000 compared to the same quarter 2018 and positive net income of $184,000.

It's worth noting that the increase in revenue was primarily due to a substantial increase in carrier services revenues as a result of a successful project related to the work we are doing on the 2020 census project. We will discuss this project in a little more detail in a moment.

As a reminder, carrier services comprise a lower margin portion of our business. However, I want to highlight that our managed services revenue also increased by 23% year-over-year, which helped drive an increase in gross profit and contributed to the second positive net income quarter of 2019.

As a reminder, the gross margins on managed services revenues are closer to 50%. So, when we discuss building leverage in our business and driving bottom-line profitability with higher margin contracts, these are the types of contracts we are usually referencing.

However, before I dig too deeply into the financials and steal some of Ian’s thunder, I will take a few moments to discuss some of our operational and strategic highlights for the quarter. We, at WidePoint, are in the business of managing, securing, and helping our customers gain insight into the use of their telecom and mobile assets, which in today's world are largely comprised of mobile devices.

Management of mobile assets includes aggregating and issuing devices to our clients' employees, providing insight into how and where those devices are being used, and properly collecting and retiring those devices after they have served their purpose. Security means we ensure only the right people have access to the relevant devices and the pertinent information on those devices by leveraging our identity management solution.

Insight or visibility means we provide industry-leading analytics and software solutions that enable our customers to truly understand how efficiently and effectively their mobile assets are being utilized in the field. We are the only company with an integrated solution set for managing, securing and providing insight into the use of mobile and telecom assets, as a set of service we call trusted mobility management or TM2. Ultimately, by leveraging the combination of our unique solution set and our deep industry expertise, we help streamline our customers' mobile operations to make their businesses simpler, more effective, and much more cost efficient.

The services we provide can be a bit too technical to cover during the short call. But suffice it to say that they are incredibly valuable to our customers. The immense value we provide to our customers coupled with the high risks and costs associated with switching to a different vendor, makes us an incredibly sticky business.

In fact, historically our customer retention rates have been over 95%. Due to this high rate of retention we have a high level of confidence in our ability to recapture an opportunity during any recompete process. On our last call we spent a great deal of time discussing why we remain confident in our ability to re-win the large contracts we have with the Department of Homeland Security. The reasons for our confidence are many. But I will highlight a few here.

One, we are heavily integrated with the information systems in use within each of the component agencies that comprise the DHS. Two, we have all of the security certification and accreditation required by DHS. Three, we have a solution that is customized and configured to the way DHS does business including automated business processes, workflows, automated reports, user roles, access levels and much more. Four, we have clear subject matter experts both on and off-site to DHS that have years of experience serving their telecom needs. Five, zero downtime and increased costs associated with transitioning to a new contractor. Because of the factors I just mentioned and that we are the incumbent contractor and a known commodity, we represent the lowest risks and the best value to DHS.

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Trading Under the Symbol: ISDR	Transcript: Widepoint Corp Third Quarter 2019 Earnings Call November 14, 2019

As you are all aware, the DHS contract comprises a material portion of our total revenue and WidePoint would certainly look different without that business. But bear in mind that our total revenue comprises both carrier services, which is low margin, and managed services, which is high margin.

If you look at DHS as a portion of the total revenue, you will notice that it is the dominant customer. However, it is due in large part to the fact that much of the revenues from DHS falls under the carrier services. It is worth pointing out that DHS accounts for a relatively smaller portion of our managed services revenue which is the high-margin business I mentioned a few minutes ago.

So if DHS opted to move to a different vendor, it will certainly have an impact on our business but by no means would the change be an existential problem. There are some risks associated with the recompete, as you all know, but there is also a potential upside. This recompete, which we are bidding for may include providing services to the Federal Emergency Management Agency or FEMA.

We currently have a small part of FEMA and the new contract may include additional scope of work for that agency. Additionally, the mission of DHS has been expanding, and should we win the recompete, we will likely add new business on top of our current work. We understand that shareholders are anxious for updates related to this contract, and while we don't have too much tangible news we can share we have gained some material insight into the timing of the recompete.

Last month a draft of the RFP or request for proposal was issued. This draft is a precursor to the final RFP being released. We now estimate that the final RFP will be released in the next few weeks. In our experience, once the final RFP is issued we typically will have approximately one month to submit a proposal. And then the contract will likely be awarded within the three months or so after that.

If you do the math, it is likely that this process will conclude and the contract will be awarded in the next four to five months of course, barring any protests that may delay the contract award. So for those of you who have been waiting patiently along with us there is light at the end of the tunnel.

Given this relevance to our operation and our shareholders we will continue to provide updates on this contract as they materialize. The timing of the recompete is out of our control. As such, we have been focused on variables within our control like securing new contracts and ramping up our work in preparation for the 2020 census project.

For those of you who may be unaware, the federal government is constitutionally mandated to conduct a census of the population of the United States every 10 years. The survey which is conducted by the U.S. Census Bureau and referred to as the decennial census is crucial to determining how to allocate federal funds as well as number of seats for each state in the U.S. House of representatives, which also reflects the number of delegates for each state in the Electoral College. Historically, this data has been collected with pen and paper, however, 2020 will be the first year, in which the enumerators in the field will also be using mobile devices to collect the information relevant to the survey.

The Census Bureau opted to use a device as a service model to issue all the enumerators going door-to-door with the mobile devices necessary to conduct the survey. The company responsible for supplying these devices is CDW-G with whom we have partnered. Approximately 400,000 devices will be used as part of the survey and we are responsible for managing those devices.

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Trading Under the Symbol: ISDR	Transcript: Widepoint Corp Third Quarter 2019 Earnings Call November 14, 2019

Prior to launching the full program, the Census Bureau conducted an address canvassing program in August of 2019, which we were a part of, and which contributed to the uptick we saw in our revenue during the quarter. I'm pleased to report that the address canvassing program ran smoothly and we stand well-positioned along with our strategic partners to fully scale up our initiatives when the survey launches in earnest at the start of 2020.

Now, I will turn the call over to Jason to discuss the significance of the strategic partnerships we have on this project and what it means for our business as well as to provide some updates on our more recent contract wins. Afterwards, Ian will provide an update on our financials, and I'll return to discuss some additional progress as well as our outlook for the remainder of the year. Jason, please proceed.

Jason Holloway - Chief Sales & Marketing Officer
Thank you, Jin. Good afternoon, fellow shareholders. As I've discussed on previous calls, one of our sales tactics is to partner with large systems integrators to win portions of large contracts that otherwise would be beyond our reach. These partnerships will allow us to leverage the existing sales teams of larger organizations and ensure that we can operate a lean and effective sales force. They also allow us to penetrate new markets and establish new relationships with potential customers by helping spread WidePoint's name and the efficacy and value of our solutions.

But as we've also discussed, it is often the case that these large systems integrators need us just as much as we need them. They rely on us to bring our unique TM2 solution set to the table, which frequently helps fill the requirements of a contract that they lack. And in the case of the NASA and Census win that's exactly how we were able to position ourselves and ultimately capitalize on the opportunities.

In the particular case of CDW-G, they are responsible for supplying the physical devices that will be used by the enumerators to conduct the survey. They are bringing all the hardware and logistics to the equation, however, they are not in the business of managing devices. That's where we come in. TM2 fills the gap not only for large systems integrators like Leidos and CDW-G, but TM2 scales for small business partners like Syntec Corp as well. WidePoint possesses the critical piece of the puzzle that is in a large number of RFPs that are currently being released, which the partners lack because it's not in their area of expertise and is fundamental to winning contracts.

Along with filling the gap, our partners bring us into the equation for our key differentiators and expertise, which ultimately enables us to win the contract. NASA and Census are, obviously, important contracts for us and fits well into our overall strategy. And while it did certainly provide a boost to our revenues in the third quarter, we made some additional progress that is worth noting on today's call.

We recently issued a press release that disclosed we received $14.7 million in contract awards during the third quarter. Cumulatively, these contract awards contain every aspect of our sales strategy. Some of these awards were contract expansions, which validate the various cross-selling and upselling opportunities that continue to be present across our customer base.

Others were contract extensions, which echo Jin's earlier remarks of the higher customer retention we maintain at our organization. Others were new wins, which demonstrate our sales team's continued ability to effectively sell our solutions to new prospects and expand our position in new markets.

As a reminder, TM2 is a unique framework in our industry that only WidePoint can offer. Every major organization that issues mobile devices needs to understand where those devices are, how they are being used and needs to be confident that those devices and their sensitive information are secure. So, every time we land a new customer, regardless of which of our products they purchase, we always have an opportunity to cross-sell and upsell.

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Trading Under the Symbol: ISDR	Transcript: Widepoint Corp Third Quarter 2019 Earnings Call November 14, 2019

As evidenced by the large number of expansions in the third quarter of 2019, that strategy continues to be effective. Our current pipeline also supports this thesis. I won't be providing any specific updates on contracts that are still being negotiated, as it's never prudent to discuss deals before they are officially closed.
However, what I can say is that, we have several irons in the fire, and given some of the prospect contracts we are pursuing and the conversations we are having with customers and key decision-makers, we believe there is good reason to remain optimistic about WidePoint's future and our ability to continue growing the business.

Our sales team continues to work diligently in the pursuit of new contracts and we continue to maintain the positive relationships we enjoy with our systems integrator partners. Overall, we believe our strategy continues to be effective as evidenced by our Q3 contract wins, and I look forward to providing more updates on our next call.

With that, I will hand the call over to Ian.

Ian Sparling - President & Chief Executive Officer of Soft-ex Communications & WidePoint Interim Chief Financial Officer
Thank you, Jason. As noted in our earnings release, during the third quarter, we delivered improved revenues, generated positive adjusted EBITDA for the ninth consecutive quarter and earned positive net income for the full nine months ended September 30, 2019. Our overall financial performance for quarter three was in line with the revenue and EBITDA guidance that we noted on our Q1 call.

Turning to our results for the third quarter ended September 30, 2019. Our total revenue increased 39% to $29.6 million from $21.3 million last year. This improvement was driven by increases in both our carrier services revenues and our managed services revenues. Carrier services increased by 57% to $20.6 million from $13.1 million last year. The increase in carrier services was primarily due to a one-time project implementation of the U.S. Department of Commerce, which supports the 2020 census.

Managed Services increased by 23% to $7 million from $5.7 million in the same period last year. Managed services revenue increased due to expansions with existing government and commercial customers, as well as an increase in sales of accessories to government customers. Our gross profit increased 17% to $4.3 million or 16.6% of revenues from $3.7 million or 17.3% of revenues last year. The decrease in gross margin was driven by the increase in carrier services and lower margin reselling during the quarter.

Operating expenses increased by 7% to $4 million from $3.7 million last year. This year-over-year increase was principally due to a number of one-off costs incurred in quarter two 2019. GAAP net income was $184,000, an improvement from a loss of $110,000 in Q3 last year. On a non-GAAP basis, adjusted EBITDA for the quarter 2019 increased to $949,000 from $561,000 last year. For the first nine months of 2019, our non-GAAP EBITDA was $2.6 million compared to $768,000 in 2018.

Shifting to the balance sheet, we exited the quarter with $7.1 million in cash, net working capital of $4.9 million and approximately $5 million available to draw down on our credit facility. In addition, adoption of new policy on leases had led to the generation of material assets and associated liability within the balance sheet, the details of which can be found in our 10-Q. Our cash reserves have continued to grow, and we expect this trend to continue with each quarter of positive performance.

Before I turn it back over to Jin, I want to reiterate that we believe we will continue to build upon the financial strength of WidePoint in a manner consistent with that already demonstrated over the last two years. We remain excited about the future prospects and will continue to work hard to meet our financial goals. This completes my financial summary. For a more detailed analysis of our financial results, please reference our Form 10-Q which was filed prior to this call.

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Trading Under the Symbol: ISDR	Transcript: Widepoint Corp Third Quarter 2019 Earnings Call November 14, 2019

So with that, I would like to turn it back over to Jin.

Jin Kang - President & Chief Executive Officer
Thank you, Ian and Jason. Before we open the call to questions, I would like to address a few more important points about, which I know many of our shareholders are curious. As part of our operational strategy, we are always working to improve upon our robust set of credentials. For that reason, we are continuing to push for a FedRAMP certification and I'm pleased to report that process has been going well. We will be engaging a third-party assessment organization or 3PAO which is an organization accredited by the federal government to help companies meet FedRAMP certification to help us prepare our systems and associated documentation for the eventual certification.

We are also continuing to move forward with other ATO activities for various federal agencies. As you can imagine with government certifications, this process can be a bit convoluted. And I'd be happy to go into more detail during our Q&A session, if there is interest. Suffice it to say that, progress has been steady and we will provide additional status updates in our future calls or through timely press releases.

Additionally, I'm happy to report that we are reaching the final stage of our search for a new CFO. We have a highly qualified finalist with whom we are in final negotiations. We won't be sharing the candidate's name or background on today's call, but we do anticipate having an announcement to share shortly so please stay tuned.

And lastly, at the start of October we announced a $2.5 million share repurchase program. As we continue to generate cash from operations and strengthen our balance sheet, we're always evaluating the best means of using those tools to benefit our business and our shareholders. The management team and the Board of Directors concluded that given the health of our organization, a share repurchase program was currently the most effective means of supporting our shareholders. We expect to put in place the repurchase plan shortly after the earnings call.

We've worked diligently over the past few years to turn this company around and reposition it for growth and we believe the repurchase program to be a logical means of supporting our long-time loyal shareholders. Due to the successes we've had in the first nine months of the year, we believe we stand well positioned to achieve the full year 2019 guidance we issued in Q1.

As a reminder, we expect full year 2019 revenue to be between $90 million and $93 million, reflecting organic growth of 8% to 12% and adjusted EBITDA to be between $2.75 billion to $3.5 million. This is a material improvement over 2018 and reflects the additional investments we have been making in sales and marketing and product development to accelerate our top line and bottom line improvements in the years ahead.

Based on the financial success of the third quarter and the visibility we currently have into Q4, we believe there is a good possibility that we will land near the upper end of the guidance range offered. Overall, the third quarter of 2019 was another solid quarter for WidePoint as we delivered on our goals of top line growth with bottom line profitability. Given our historical successful execution and the prospects ahead of us, we believe we'll end the year and enter 2020 in a position of strength, and we look forward to providing you with our next update on that progress.

With that covered, we are ready to take questions from our major shareholders and analysts. Operator, would you please open the call for questions.

Operator
Thank you. The floor is now open for questions. [Operator instructions]. And we'll take our first question from Mike Crawford with B. Riley. Please go ahead.

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Trading Under the Symbol: ISDR	Transcript: Widepoint Corp Third Quarter 2019 Earnings Call November 14, 2019

Q: Thank you. I think I have three questions. The first one relates to this new work you're doing with CDW, so that's a great upside this quarter. And what is in the backlog or in future expectations for the managing of those 400,000 or so devices?

Jin Kang - President & Chief Executive Officer
The CDW work will start in earnest in the first and second quarter and ramping-up towards the middle of the year. And then, we should stay at that level until the end of Q3 and then start to trail away in the fourth and the first quarter. The top line revenue and the bottom line revenue from that should be very similar to what we experienced in the third quarter.

Q: Okay. And is it on like a monthly per device management type of basis?

Jin Kang - President & Chief Executive Officer
No, no, no. It's not. It's based upon time and material labor and services.

Q: Okay. Jin, the other highlights of the quarter for me was the jump in managed services revenues to over $9 million in the quarter, including over $7 million of managed service fees, those as you mentioned are the 50% gross margin type revenues you have that are most valuable. So is that things that you're building upon now? Or is some of that kind of one-time-ish that you might pull back one step back two steps forward type deal?

Jin Kang - President & Chief Executive Officer
So there was -- the census part was a one-time but we should restart that in the beginning of the year. And then there was a large portion of that contributed from our NASA project that we had a press release recently. And so those are the two that had the biggest impact on the revenue. And so we'll see the NASA part continue on. The census there will be a slight dip in the fourth quarter but pick up pick back up again in the first quarter and the second quarter and on.

Q: Okay. Thanks. And then the final question relates to the guidance. I don't understand the guidance. You say there is a good possibility you're going to land in the upper half of the guidance. But the top end of your revenue guidance implies to get to $93 million, you'd have to do $19 million of revenue in December. It's been -- it was June 2018 the last time you had revenue that low. I know carrier services can go up and down but I don't see why carrier services would go below $13 million say in a quarter. So maybe you can help reconcile your excellent performance and the good prospects with that just reiteration of guidance versus a change in guidance?

Jin Kang - President & Chief Executive Officer
Yes. So we are reiterating the guidance. And we are pretty confident that we'll be near the top end of the range of those guidance. But we don't want to be too euphoric. I think that we have a very good chance of hitting the $93 million. But we like to under-promise and over-deliver. And so there will be some drop off in the carrier services revenue in the fourth quarter and -- because of the census. And then it's difficult to tell what's going to happen in the fourth quarter with all of the carrier services and the budget issues with the federal government.

Q: Okay. Great. Well, thank you very much.

Jin Kang - President & Chief Executive Officer
Thank you, Mike.

Operator
And our next question comes from Barry Sine with Spartan Capital. Please go ahead.

Q: Good evening, gentlemen.

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Trading Under the Symbol: ISDR	Transcript: Widepoint Corp Third Quarter 2019 Earnings Call November 14, 2019

Jin Kang - President & Chief Executive Officer
Hi, Barry.

Q: First question. Congratulations on the draft RFP for DHS. I know that's a big milestone as to finally see some movement there. Question is -- just on the process. Is there a public comment process on the draft RFP that was issued or no?

Jin Kang - President & Chief Executive Officer
Not this time around. There was a draft that was issued at the beginning of the year and they took questions and comments at that time. This time around they issued the draft RFP without any questions and comments period. They kept the RFI, RFP open up until the 7th of November. And so there will most likely be a question-and-comment session when it comes out as a final RFP.

Q: And do you have any comments on what you're seeing in terms of -- do you like that? Is that favorable to WidePoint? And you talked about the possibility of FEMA. Can you not tell from the text of the draft RFP whether there'll be a big FEMA component in there or not? Or is that just not how it works?

Jin Kang - President & Chief Executive Officer
Yes. So, two questions there. So the first thing is that we did see a few items in there about the evaluation criteria. And I think one of the big evaluation criteria that they mentioned was that this was going to be an award based upon the best value to the federal government, and I think that in our past experience has always favored the incumbents. So we see that as a good sign.

In terms of FEMA, they do mention all of the components of DHS, and FEMA is one of those components. But it's unclear, because FEMA was also mentioned in the very first contract that we won with DHS, but they only participated in a small way. But I think this time around, we foresee that there may be a larger component of FEMA coming into this RFP.

Q: Okay. And then switching gears, I wanted to ask about your progress with non-government customers, private sector customers. I know that's a smaller part of your business, but there should be an equal need for your services among that segment and particularly for a partner such as CDW. If I think about the total customer set of the CDW and a very small percentage of those customers probably have WidePoint another percent as your competitors, probably a bigger percentage don't even have a formal process, how are you going after those private sector customers? And what do you see as the opportunity?

Jin Kang - President & Chief Executive Officer
We're doing a few things there on that front. Obviously we're teaming with these large systems integrators, as you mentioned Leidos, CDWG, Samsung, AT&T and so forth. We do have a significant number of opportunities that are commercial opportunities. Some of them are where we are teamed with the large integrators and some of them where we are the prime.

We have also been invited by various commercial entities Fortune 500 companies where we have put in proposals. And we as a practice -- as a general practice, we will put our proposals in, even though we're late in the cycle because what we want to do is we want to build our pipeline for long-term. Meaning once we get our name out there, once we get noticed by these large companies -- commercial companies, they'll invite us the next time the contract comes up for renewal or if they're unhappy with the incumbent. So we have a few of those opportunities that we responded to in the last several months and we see it bearing fruit and hopefully in the next several quarters.

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Trading Under the Symbol: ISDR	Transcript: Widepoint Corp Third Quarter 2019 Earnings Call November 14, 2019

Q: Could you give us a very rough sense of what you believe the untapped opportunity is for Fortune 500 for the services you offer? I'm assuming a lot of them are not using a formal service today and that they could benefit. Do you have any idea, what the penetration is between yourselves, very small, your competitors are probably very small, some informal internal solution and no solution whatsoever?

Jin Kang - President & Chief Executive Officer
Yes. A lot of these large commercial customers, they do have a formal process for managing. Sometimes they are in-house, but a lot of times that there are larger, better capitalized companies that do the telecom life cycle management for them. The way we have been competing with these large commercial competitors is that again we provide our -- what we call Trusted Mobility Management or TM2, where we're out competing with these large better capitalized competitors by providing a full range of services, again manageability, security and visibility. Our competitors will provide one or maybe two of these solution sets. We provide all three in a very integrated way.

The other thing that I forgot to mention is that we have engaged with a partner group to get our names even further out there, so that these folks will find out more about us. Commercial entities seem to rely on entities like Gartner and Forrester to do their analysis and comparison, so we've engaged with them. And so we see a lot of activities happening there. Also in terms of the opportunities on the federal government side, as you know, we are at DHS, but there are an additional 19 or 20 cabinet level departments that are out there where we do have some presence, but we see that as a fairly large Greenfield market.

Q: Right. There was a state department cell phone in the news of the impeachment hearing today.

Jin Kang - President & Chief Executive Officer
Right, correct.

Q: Last question on the buyback. That was announced and approved in October, but it looks like from the 10-Q, nothing has been done about—I think you said in the script that you have not implemented that yet. Why have you waited? Was there a regulatory requirement? And what is your posture going forward? The stock has been pretty inexpensive. I think it's still negatively impacted until you get an award on DHS and there's an opportunity out there.

Jin Kang - President & Chief Executive Officer
So, the answer is yes, we did announce the buyback, but we are required to implement those plans during the open window. So, we are going to put a 10b5-1 plan to repurchase the shares during the open window which will start a day from tomorrow -- close of business tomorrow.

Q: Okay, those are my questions. Thank you very much, Jin.

Jin Kang - President & Chief Executive Officer
Okay, great. Thank you, Barry.

Operator
[Operator instructions]. And next we'll move to Sam Donaldson, an Investor. Please go ahead.

Q: Gentlemen, I don't have a question, but I have a big hearty thanks to you, Jin and to your colleagues who have clearly turned this company around. And for some of us who've been with it for 15 years or more, this is a huge light at the end of a tunnel that's been pretty dim. I thank you. I expect good things ahead, and I appreciate all the work you've done. That's all I've got to say.

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Trading Under the Symbol: ISDR	Transcript: Widepoint Corp Third Quarter 2019 Earnings Call November 14, 2019

Jin Kang - President & Chief Executive Officer
Great. Thank you very much, Sam. Thank you for your support and thank you for those kind words. We really appreciate it.

Q: Keep going. Bye-bye.

Jin Kang - President & Chief Executive Officer
Thank you. Bye-bye.

Operator
It appears there are no further questions at this time, so I will turn it back over to management for closing remarks.

Jin Kang - President & Chief Executive Officer
Thank you, operator. We appreciate everyone taking the time to join us today. As the operator mentioned, if there were any questions we did not address today, please contact our IR team. You can find their full contact information at the bottom of today's earnings release. Thank you again, and have a great evening.

Operator
And that does conclude today's teleconference. We appreciate your participation. You may now disconnect your lines, and have a great day.

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